Alcan Inc.	A

Notice of Annual Meeting

of Shareholders

24 April 2003

Management Proxy Circular

A

Dear Shareholder:

You are cordially invited to attend the 101st Annual Meeting of Shareholders of Alcan Inc., which will take place on Thursday, 24 April 2003, in the Assembly Hall of the International Civil Aviation Organization, 999 University Street, Montreal, Quebec, Canada at 10:00 a.m.

At the Meeting, the Shareholders will be asked to consider the matters set out in the enclosed Notice of Annual Meeting.

Your vote is important. Please complete, sign and date the form of proxy and return it in the enclosed envelope, whether or not you plan to attend the Meeting. Returning the proxy will not limit your right to vote in person if you attend the Meeting.

The Meeting will be webcast on Alcan's web site (www.alcan.com)

If you have any questions regarding the matters to be dealt with at the Meeting or require additional copies of this material, please call Alcan's transfer agent, CIBC Mellon Trust Company, at

1-800-387-0825 (toll free) or collect at 416-643-5500.

Yours sincerely,

L. Yves Fortier
Chairman of the Board of Alcan Inc.
5 March 2003

(i)

What's Inside:

Notice of Annual Meeting of Shareholders of Alcan Inc.	1

Management Proxy Circular	2

Definitions	2

Q & A on Voting and Proxies	3

Business to be Transacted at the Meeting	6

Nominees for Election as Directors	7

Corporate Governance Practices	9

Report of the Audit Committee	13

Auditors	14

Performance Graph	15

Report on Executive Compensation	16

Executive Officers' Compensation	20

Employment Agreements	26

Directors' Remuneration	26

Indebtedness of Directors and Executive Officers	27

Directors and Officers' Liability Insurance	28

Approval of the Board of Directors	28

La version française du présent document ainsi que la formule de procuration qui l'accompagne seront envoyées aux actionnaires sur demande. Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1-800-387-0825 (sans frais) ou à frais virés au 416-643-5500.

(ii)

A

Notice of Annual Meeting of Shareholders of Alcan Inc.

The 101st Annual Meeting of the holders of the Common Shares of Alcan Inc. will be held on Thursday, 24 April 2003 at 10:00 a.m. in the Assembly Hall, International Civil Aviation Organization, 999 University Street (Atrium entrance), Montreal, Quebec, Canada, for the following purposes:

1. receiving the financial statements and the Auditors' Report for the year ended 31 December 2002,

2. electing Directors, and

3. appointing Auditors and authorizing the Directors to fix their remuneration.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Management Proxy Circular.

By order of the Board of Directors,

Roy Millington
Corporate Secretary

Montreal, Canada
5 March 2003

A

Management Proxy Circular
(As of 14 February 2003, except as otherwise provided)

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the Board of Directors and management of Alcan Inc. for use at the Annual Meeting of Shareholders to be held in Montreal on 24 April 2003 (and at any adjournment thereof) for the purposes set out in the attached Notice of Annual Meeting.

Definitions

Unless stated otherwise, the following expressions used in this Management Proxy Circular have the meanings indicated:

"Alcan" or "Company" means Alcan Inc.,

"Algroup" means Alusuisse Group Ltd. (now Alcan Holdings Switzerland Ltd.), a Subsidiary of Alcan following the Combination,

"Auditors" means Alcan's external auditors, currently PricewaterhouseCoopers LLP,

"Board" or "Board of Directors" means the board of directors of Alcan,

"CBCA" means the Canada Business Corporations Act,

"Chairman" means the Chairman of the Board of Directors of Alcan,

"CEO" means the Chief Executive Officer of Alcan,

"CIBC Mellon" means CIBC Mellon Trust Company,

"Circular" means this management proxy circular prepared in connection with the Meeting,

"Combination" means the process by which Algroup became a Subsidiary of Alcan on 17 October 2000, through the completion of a share exchange offer by Alcan for the shares of Algroup,

"Director" means a director of Alcan,

"Executive Officers" means the President and Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents, the Vice Presidents, the Treasurer, the Controller and the Secretary of Alcan,

"Meeting" means the Annual Meeting of Shareholders to be held on 24 April 2003 and any adjournment thereof,

"Non-Executive Director" means a Director of Alcan who is not an employee of Alcan or its Subsidiaries or related companies,

"Notice" means the attached Notice of Annual Meeting,

"Option Plan" means the Alcan Executive Share Option Plan described on page 21,

"Share" or "Common Share" means a common share in the capital of Alcan,

"Shareholder" means a holder of the Shares,

"Subsidiary" means a company controlled, directly or indirectly, by Alcan, and

"$" means U.S. Dollars.

Questions & Answers on Voting and Proxies

If you are not a registered Shareholder, please refer to page 5 for a description of the procedure to be followed to vote your Shares.

Q: Who is soliciting my proxy?

A: This Circular is furnished in connection with the solicitation by Alcan's management of proxies to be used at the Meeting to vote your Shares. The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. Georgeson Shareholder and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States, respectively, to assist in the solicitation of proxies from Shareholders. For these services, Georgeson Shareholder and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately Can. $25,000 and $10,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon is responsible for the tabulation of proxies.

Q: What am I voting on?

A: Shareholders will be voting on the:

  Election of Directors; and

  Appointment of PricewaterhouseCoopers LLP as the Auditors and authorization given to the Directors to fix the Auditors' remuneration

Q: What documents are sent to shareholders?

A: Shareholders will receive a package of the usual annual corporate documents (i.e., Alcan's 2002 Annual Report, this Circular and the form of proxy). Registered Shareholders will also receive a consent form for electronic delivery of documents.

Copies of Alcan's annual report on Form 10-K and audited consolidated financial statements filed with the Canadian and U.S. securities regulators may be obtained, without charge, on request from the Corporate Secretary of Alcan, 1188 Sherbrooke St. West, Montreal, Quebec, Canada, H3A 3G2.

Q: Who is entitled to vote?

A: On 5 March 2003, 321,512,436 Shares were outstanding. Shareholders of record as of the close of business on that date (the "Record Date") are entitled to receive notice of the Meeting and they or their duly appointed proxyholder will be entitled to attend the Meeting and vote.

Each holder of Shares is entitled to one (1) vote at the Meeting for each Share registered in his or her name at the close of business on the Record Date.

Q: How do I vote?

A: There are three ways that you can vote your Shares if you are a registered Shareholder.

(1) You may vote in person at the Meeting,

(2) you may complete and sign the enclosed form of proxy appointing the named persons or another person you choose to represent you and to vote your Shares at the Meeting, or

(3) you may vote electronically.

Completing, signing and returning your form of proxy does not preclude you from attending the Meeting in person. If you do not wish to attend the Meeting or do not wish to vote in person, your proxy will be voted or be withheld from voting, in accordance with your wishes as specified on your proxy, on any ballot that may be called at the Meeting. If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

To vote electronically, you must go to the following website: www.proxyvoting.com/alcan and enter your personalized e-voting control number located on your form of proxy and follow the instructions.

If your Shares are registered in the name of a nominee, please see "Voting by Non-Registered Shareholders" on page 5.

Q: What if I plan to attend the meeting and vote in person?

A: If you plan to attend the Meeting on 24 April 2003 and wish to vote your Shares in person at the Meeting, it is not necessary for you to complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting. Non-registered Shareholders wishing to attend the Meeting should refer to "Voting by Non-Registered Shareholders" on page 5.

Q: What happens when I sign and return the form of proxy?

A: Signing the enclosed proxy gives authority to the named proxyholders on the form, or to another person you have appointed, to vote your Shares at the Meeting in accordance with the voting instructions you provide.

Q: Can I appoint someone other than the named proxyholders to vote my shares?

A: Yes. Write the name of your chosen person, who need not be a Shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares. Proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon. Please note that if you choose to vote electronically, only the named proxyholders may be appointed.

Q: What do I do with my completed form of proxy?

A: Return it to the transfer agent, CIBC Mellon, in the envelope provided, or forward it by telecopier to (416) 368-2502, so that it arrives no later than 5:00 p.m. EDT on 23 April 2003. All Shares represented by a properly executed proxy received by CIBC Mellon prior to such time will be voted or be withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot that may be called at the Meeting.

Q: How will my shares be voted if I return my proxy?

A: The persons named in the form of proxy will vote or withhold from voting your Shares in accordance with your instructions. In the absence of such instructions, however, your Shares will be voted FOR the election of the Directors and FOR the appointment of the Auditors.

Q: If I change my mind, can I take back my proxy once I have given it?

A: Yes. A Shareholder who has given a proxy may revoke it with an instrument in, writing which includes another proxy with a later date, executed by the Shareholder or by the Shareholder's attorney authorized in writing and delivered to CIBC Mellon, 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Canada or by telecopier at (416) 368-2502, no later than 5:00 p.m. EDT on 23 April 2003 or to the chairman of the Meeting on the day of the Meeting or any adjournment thereof. It should be noted that the participation in person by a Shareholder in a vote by ballot at the Meeting would automatically revoke any proxy that has been previously given by the Shareholder in respect of business covered by that vote.

Q: What if amendments are made to these matters or if other matters are brought before the meeting?

A: The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting and to other matters which may properly come before the Meeting. As of the date of this Circular, the management of Alcan knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q: How can I contact the transfer agent?

A: You can contact the transfer agent at:

                CIBC Mellon Trust Company
                320 Bay Street, 3rd floor
                Toronto, Ontario, Canada M5H 4A6
                Telephone: (416) 643-5500
                                    1-800-387-0825
                (toll free throughout Canada and the U.S.)
                Telecopier: (416) 643-5501

Q: What is the final date to submit a shareholder proposal for the 2004 annual meeting?

A: The final date for submitting Shareholder proposals to Alcan is 5 December 2003.

Q: Who are the principal shareholders of the company?

A: To the knowledge of the Directors and Executive Officers of the Company, no person or company beneficially owns or exercises control or direction over more than 10% of the outstanding Shares of the Company.

Voting by non-registered shareholders

Q: If my shares are not registered in my name but are held in the name of an intermediary (a bank, trust company, securities broker, trustee, etc.), how do I vote my shares?

A: Non-registered or beneficial Shareholders are not personally listed in Alcan's Share register. Their Shares are held in the name of an intermediary or a "nominee", which is usually a trust company, securities broker or other financial institution. If you are a non-registered Shareholder, there are two ways that you can vote your Shares held in the name of your nominee:

     1)    By providing voting instructions to your nominee

Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a form of proxy for the number of Shares you hold. Every nominee has its own mailing procedures and provides its own signing and return instructions, which should be carefully followed by non-registered Shareholders to ensure that their Shares are voted at the Meeting.

      2)     By attending the Meeting in person

The Company generally does not have access to the names of its non-registered Shareholders. Therefore, if you attend the Meeting, the Company will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder.

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy to appoint yourself as proxyholder. Non-registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

Business to be transacted at the Meeting
(See Notice of Annual Meeting of Shareholders of Alcan Inc.)

1.     Presentation of Financial Statements

The consolidated financial statements for the year ended 31 December 2002 and the Auditors' Report for 2002 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken. The consolidated financial statements are included in the Alcan 2002 Annual Report that is being mailed to Shareholders with the Notice of Annual Meeting and this Circular.

2.     Election of Directors

Eleven Directors are to be elected to serve until the close of the next annual meeting of the Company or until they cease to hold office as such. The Board of Directors and management recommend the election of the nominees listed on pages 7 and 8.

3.     Appointment of Auditors

Auditors are to be appointed to serve until the close of the next annual meeting of the Company, and the Directors are to be authorized to fix the remuneration of the Auditors so appointed.

The Board of Directors and management, on the advice of the Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.

Nominees for Election as Directors

Roland Berger	65, Director since 2002	Travis Engen	58, Director since 1996

Mr. Berger is chairman and global managing partner of Munich-based Roland Berger Strategy Consultants, one of the leading global strategy consultancies. He is a member of various supervisory boards and consultant groups, pursues extensive commitments in the public sector and is an expert on corporate management and general economic and social issues.
 (1), (3), (4)
 1,287 Deferred Share Units

Mr. Engen has been President and CEO of Alcan since March 2001. He is a member of the U.S. Government's Defense Business Practice Implementation Board. He is a director of Lyondell Chemical Company, the International Aluminium Institute and the Canadian Council of Chief Executives.
225,500 Common Shares
1,848 Deferred Share Units
932,000 Options to purchase Shares

Clarence J. Chandran	53, Director since 2001	L. Yves Fortier, c.c., q.c.	67, Director since 2002

Mr. Chandran is chairman of the Chandran Family Foundation Inc., chairman of Conros Corporation and of InfoClarus Inc., and president of Le Pages Inc. (U.S.A.). He retired as chief operating officer of Nortel Networks Corporation in 2001. Mr. Chandran is also a director of MDS Inc., and Sirific Wireless Corp., a member of the board of visitors of the Kenan-Flagler Business School, University of North Carolina and a trustee of the America-India Foundation.
 (1), (3), (4)
 4,000 Common Shares
4,808 Deferred Share Units

Mr. Fortier is Chairman of the Board of Alcan and is chairman and a senior partner of the law firm Ogilvy Renault in Montreal. From 1988 to 1992, he was Ambassador and Permanent Representative of Canada to the United Nations. He is also governor of Hudson's Bay Company and a director of DuPont Canada Inc., Groupe TVA Inc., Nortel Networks Corporation, NOVA Chemicals Corporation and the Royal Bank of Canada. Mr. Fortier is a trustee of the International Accounting Standards Committee and a member of the advisory council of Mercer Management Consulting.
 (1*), (2), (3), (4)
 1,000 Common Shares
 3,540 Deferred Share Units

L. Denis Desautels, o.c., f.c.a.	60, Nominated in 2003	William R. Loomis, Jr.	54, Director since 2002

Mr. Desautels is executive director of the University of Ottawa Centre on Governance. He was Auditor General of Canada from 1991 to 2001, prior to which he had been a senior partner of the accounting firm of Ernst & Young LLP. Mr. Desautels is chairman of the Laurentian Bank of Canada, a director of The Jean Coutu Group (PJC) Inc. and of Bombardier Inc. and a member of the Accounting Standards Oversight Council of the Canadian Institute of Chartered Accountants.

Mr. Loomis is in the graduate PhD. Program at the University of California, Santa Barbara. He is limited managing director of Lazard LLC, where he was formerly chief executive officer. He is a director of Ripplewood Holdings LLC and Terra Industries Inc.
(1)
 10,000 Common Shares
846 Deferred Share Units

J.E. Newall, o.c.	67, Director since 1985	Paul M. Tellier, p.c., c.c., q.c.	63, Director since 1998

Mr. Newall is chairman of NOVA Chemicals Corporation and of Canadian Pacific Railway Limited; he was vice-chairman and chief executive officer of NOVA Corporation from 1991 to 1998. He is a director of BCE Inc., Bell Canada, Maple Leaf Foods Inc. and the Royal Bank of Canada.
 (1), (3*), (4)
8,454 Common Shares
6,793 Deferred Share Units

Mr. Tellier is president and chief executive officer and a director of Bombardier Inc. From 1992 to 2002, he was president and chief executive officer of the Canadian National Railway Company. He is a director of McCain Foods, Bell Canada and BCE Inc. He is vice-chairman of the Canadian Council of Chief Executives and former chairman of the Conference Board of Canada
 (1), (2), (4*)
 1,938 Common Shares
5,842 Deferred Share Units

Guy Saint-Pierre, c.c.	68, Director since 1994	Milton K. Wong, c.m.	64, Nominated in 2003

Mr. Saint-Pierre is chairman of the Royal Bank of Canada. He was president and chief executive officer of SNC-Lavalin Group Inc. from 1989 to 1996 and chairman from 1996 to 2002. Mr. Saint-Pierre is a director of BCE Inc., Bell Canada, General Motors of Canada and Telesat Canada.
 (1), (2*), (3)
13,814 Common Shares
4,446 Deferred Share Units

Mr. Wong is chairman of HSBC Asset Management (Canada) Limited and Chancellor of Simon Fraser University in British Columbia. He serves as a director on the boards of the Aga Kahn Foundation Canada, the Canada-U.S. Fulbright Program, The Canadiana Fund, The Canadian Institute for Advanced Research, Genome BC, Mr. and Mrs. P.A. Woodward's Foundation, the Pierre Elliott Trudeau Foundation and Stem Cell Network. He is the founder and past-chairman of the Laurier Institution, a non-profit organization for advancing knowledge of the economics of cultural diversity.

Gerhard Schulmeyer	64, Director since 1996

Mr. Schulmeyer is professor of practice at the MIT Sloan School of Business. Until 2001, he was president and chief executive officer of Siemens Corporation. He serves on the boards of Thyssen-Bornemisza Holding N.V., Zurich Financial Services, Ingram Micro Inc., and Korn/Ferry as well as the international advisory board of Banco Santander Central Hispano.
 (1), (2)
1,928 Common Shares
4,305Deferred Share Units

Committee Memberships 1. Corporate Governance 2. Audit 3. Personnel 4. Environment, Health & Safety * Committee Chairman

Corporate Governance Practices

Alcan is committed to the highest levels of corporate governance practices, which are essential to the success of the Company and to the enhancement of Shareholder value. The Common Shares are listed on the Toronto, New York, London and Swiss stock exchanges and Alcan, in addition to making the required filings with Canadian securities regulators, files periodic and current reports with the United States Securities and Exchange Commission. Accordingly, Alcan is subject to a variety of corporate governance and disclosure requirements. Alcan's corporate governance practices meet or exceed the Toronto Stock Exchange Corporate Governance Guidelines (the "TSX Guidelines") and other applicable stock exchange and regulatory requirements and ensure transparency and effective governance of the Company. Alcan's Board has been reviewing its corporate governance practices in light of the Sarbanes-Oxley Act of 2002, as well as proposed revisions to the TSX Guidelines and to the rules of the New York Stock Exchange relating to corporate governance. As these new provisions come into effect, the Board will reassess its corporate governance practices and implement changes where appropriate.

The following is an overview of Alcan's corporate governance practices with footnotes referencing the TSX Guidelines.

The Board of Directors

The Board has the responsibility for the stewardship of the Company, including the responsibility to ensure that it is managed in the interest of its Shareholders as a whole, while taking into account the interests of other stakeholders.1

The Board supervises the management of the business and affairs of the Company and discharges its duties and obligations in accordance with the provisions of (a) the CBCA, (b) the Company's articles of incorporation and by-laws, (c) the Worldwide Code of Employee and Business Conduct, (d) the charters of the Board and Board Committees, and (e) other applicable legislation and Company policies.

The charter of the Board of Directors, the Committee charters and the Worldwide Code of Employee and Business Conduct are posted on Alcan's Internet site at www.alcan.com

The Company's corporate governance practices require that, in addition to its statutory duties, the following matters be subject to Board approval: (1) capital expenditure budgets and significant investments and divestments, (2) the Company's strategic and value-maximizing plans2, (3) the number of Directors within the limits provided in the Company's articles of incorporation, and (4) any matter which may have the potential for important impact on the Company.

Composition and Independence of the Board

A committee of unrelated Directors (see Corporate Governance Committee below) recommends candidates for election to the Board. Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders. Alcan does not have a significant or controlling Shareholder.

Care is taken to ensure that the Board of Directors is constituted of a substantial majority of individuals who qualify as Directors who are unrelated to and independent of management, in accordance with stock exchange requirements.3

The present Board is composed of ten Directors. Travis Engen is President and CEO of Alcan. Except for Mr. Engen, all Directors are unrelated. In particular, Messrs. Berger, Chandran, Fortier, Levitt, Loomis, Newall, Saint-Pierre, Schulmeyer and Tellier are (i) "unrelated" Directors within the meaning of the TSX Guidelines and (ii) "independent" Directors within the meaning of the rules of the New York Stock Exchange, owing to their having no material relationship with Alcan, either directly or as a partner, shareholder or officer of a company that has a relationship with Alcan and no interest or relationship which could reasonably be perceived to interfere with their ability to act with a view to the best interests of Alcan.4 References herein to "unrelated Directors" include the criteria relating to "independent Directors" referred to above.

The Board has a non-executive Chairman (L. Y. Fortier) who is not a member of Alcan's management; this structure contributes to allowing the Board to function independently of management.5

The Board is satisfied that its number of Directors enables effective decision-making.6

According to their mandates as set out in their charters, the Board and each of its Committees may engage outside advisors.7

Committees

The Board has appointed four Committees, each of which is constituted by its own charter, by which the Board delegates certain of its functions as hereinafter set out. Each Committee is made up solely of Directors who are unrelated to management as aforesaid.8

The Committee charters are reviewed and assessed on an annual basis.

The Committees of the Board are: the Corporate Governance Committee, the Audit Committee, the Personnel Committee and the Environment, Health & Safety Committee.

Corporate Governance Committee

The Corporate Governance Committee has the broad responsibility of regularly reviewing corporate governance practices in general within Alcan.9

One of the Committee's main duties is to maintain an overview of the composition and size of the Board. A sub-committee of the Corporate Governance Committee, composed entirely of unrelated Directors, reviews candidates for nomination as Directors and proposes them to the Board.10 The Committee develops position descriptions for the Board of Directors and the CEO and approves the latter's corporate objectives.11

The Corporate Governance Committee assesses and ensures the effectiveness of the Board as a whole, of each Committee of the Board and of the contribution of individual Directors, including the CEO.12 The Committee also assesses the Board's relationship with management and recommends, where necessary, limits on management's authority to act without explicit Board approval.

The Committee's mandate also includes recommending levels of Directors' compensation. To this end, the Committee considers recommendations from the Personnel Committee and considers factors such as time commitment, risks and responsibilities.13

Audit Committee

This Committee is established in accordance with the requirements of the CBCA, stock exchange rules and applicable securities laws and regulations. Its roles and responsibilities are set out in its charter. The Audit Committee's main objective is to provide an effective overview of the Company's financial reporting process and internal control functions, and to review financial statements and proposals for issues of securities.14 It does this by assisting the Board in fulfilling its functions relating to corporate accounting and reporting practices, as well as overseeing financial and accounting controls. The Committee also identifies the principal risks of the Company's business and oversees the implementation of appropriate systems to manage such risks.15

With respect to compliance and disclosure matters, the Committee ensures that the Company makes timely disclosure of activities that would materially impact its financial statements, that all potential material claims against the Company have been properly evaluated, accounted for and disclosed, and that regular updates are received regarding certain policies and practices of the Company.16

The Committee reviews financial information prepared in accordance with generally accepted accounting principles ("GAAP") and non-GAAP financial information in its various forms, including earnings releases, quarterly reports and annual reports. It reviews major accounting issues that arise and expected changes in accounting standards and processes that may impact the Company.

The Committee has direct communication with the Company's Auditors and internal auditors and meets privately on a regular basis with each of the Auditors, internal auditors and senior members of the Company's financial management. The Audit Committee approves the recommendation of the Auditors for appointment by the Shareholders, reviews their degree of independence and requires regular reports. The Chairman of the Committee signs the Auditor's audit engagement letter. The Committee also discusses with the Auditors the quality and not just the acceptability of the Company's accounting principles and obtains their assurance that the audit was conducted in a manner consistent with applicable laws and regulations.17

The Board determines each Audit Committee member's financial literacy and whether he or she has accounting or related financial expertise. All members of the Audit Committee have been determined to have the requisite level of financial literacy, being the ability to fully understand balance sheets, income statements, cash flow statements and related notes to financial statements.

The Audit Committee ensures that its process for monitoring compliance and dealing with violations of Alcan's Worldwide Code of Employee and Business Conduct is established and updated. In particular, the Audit Committee has established procedures in relation to complaints or concerns received by the Company involving accounting or audit matters, including the anonymous handling thereof.

(See Report of the Audit Committee on page 13)

Personnel Committee

The Personnel Committee has the broad responsibility to review any and all personnel policy and employee relations matters and to make recommendations with respect to such matters to the Board or the CEO, as appropriate. Its specific roles and responsibilities are set out in its charter. The Committee will periodically review the effectiveness of the Company's overall management organization structure and proposals for succession planning18, review recommendations for the appointment of Executive Officers, and consider and make recommendations to the Board based on trends and developments in the area of human resource management.

The Committee establishes the Company's general compensation philosophy and oversees the development and implementation of compensation policies and programs. It also reviews and approves the level of and/or changes in the compensation of individual Executive Officers, taking into consideration individual performance and competitive compensation practices. (See Report on Executive Compensation on page 16).

Environment, Health & Safety Committee

This Committee has the broad responsibility to review the policy, management practices and performance of Alcan in environmental, health and safety matters and make recommendations to the Board on such matters in light of current and changing requirements. The Committee also reviews, assesses and provides advice to the Board on worldwide policy and legal, regulatory and consumer trends and developments related to the environment, as they impact the Company, its employees, businesses, processes and products.

Meetings of the Board and Committees

The Board and the Committees meet at pre-set times throughout the year and as needed.

The Board held 11 meetings during 2002, three of which were held by telephone conference. Attendance by Directors at Board and Committee meetings averaged 94%.

The Board and the Committees regularly invite members of management to attend meetings to report on relevant subjects and facilitate communication between the Board and Company management.

In 2002, the Corporate Governance Committee met six times, the Audit Committee met six times, the Personnel Committee met four times and the Environment, Health & Safety Committee met twice. There is no executive committee of the Board. At the next Board meeting following each meeting of a Committee, the chairman of the Committee reports to the Board on the Committee's activities. Minutes of Committee meetings are provided to all Directors.

At every meeting of the Board, the unrelated Directors meet in executive session, presided by the Chairman, without management present.

Information to the Board

Alcan's Secretary prepares a Directors' Manual which includes information on Company policies and Director responsibilities and liabilities, which is updated as necessary. Detailed current information on the Company, its finances and its operations are sent on a monthly basis to the Directors. Particularly important information requiring urgent attention is conveyed immediately. In addition, new Directors spend time with members of senior management, including those involved in Alcan's business operations, so that they can become rapidly familiar with the Company, its issues, business and operations. Care is taken to ensure that new Directors understand the roles and responsibilities of the Board and its Committees, as well as the commitment level that Alcan expects of its Directors. Director visits to Alcan's plants and business locations are organized to give additional insight into Alcan's business and operations.19

Code of Conduct

Alcan has a Worldwide Code of Employee and Business Conduct that governs all employees of Alcan, as well as the Directors and senior management. A copy of the Code is posted on the Company's Internet site (www.alcan.com) to emphasize the importance the Company places on adherence to the highest ethical standards. Alcan will promptly disclose any future amendments to the Code on its Internet site.

Role of management

The Board is not involved in the day-to-day management and functioning of the Company. It gives senior management this responsibility, subject to the Board's overall stewardship responsibilities.

Alcan management is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board. Management's authority to act in certain matters that may have the potential for important impact on the Company, including decisions by the CEO, is subject to prior Board approval as described above. Before being submitted to the Board, certain matters such as dividends, securities issues, annual reports and significant investment/divestment proposals are prepared and reviewed by management with external professional advice, as necessary.

Shareholder/Investor Communications

In order to respond to Shareholders' questions and concerns, Alcan maintains an experienced investor relations staff whose responsibility is to provide accurate, timely and non-selective information and analysis to the investing community in accordance with Alcan's disclosure policy. This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the United States and is regularly reviewed. The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours. These services facilitate the receiving of Shareholder comments.

Note 1: refers to TSX Guideline 1.
Note 2: refers to TSX Guideline 1(a).
Note 3: refers to TSX Guideline 2.
Note 4: refers to TSX Guideline 3. Yves Fortier is a senior partner of Ogilvy Renault, one of a number of law firms that provide legal services for the Company. Roland Berger is chairman of Roland Berger Strategy Consultants, a consulting firm that is providing services to the Company in connection with a specific matter. The Board has determined that the services rendered in each case are not material to the Company or to the service provider in question and accordingly Messrs. Fortier and Berger are considered to be unrelated Directors.
Note 5: refers to TSX Guideline 12.
Note 6: refers to TSX Guideline 7.
Note 7: refers to TSX Guideline 14.
Note 8: refers to TSX Guideline 9.
Note 9: refers to TSX Guideline 10.
Note 10: refers to TSX Guideline 4.
Note 11: refers to TSX Guideline 11.
Note 12: refers to TSX Guideline 5.
Note 13: refers to TSX Guideline 8.
Note 14: refers to TSX Guideline 1(e).
Note 15: refers to TSX Guideline 1(b).
Note 16: refers to TSX Guideline 1(d).
Note 17: refers to TSX Guideline 13.
Note 18: refers to TSX Guideline 1(c).
Note 19: refers to TSX Guideline 6.

Report of the Audit Committee

In accordance with its charter, the Audit Committee of the Board is responsible for providing an effective overview of Alcan's financial reporting process and internal control functions.

Management has the primary responsibility for the financial reporting process and the system of internal controls. The Auditors have the responsibility to express an opinion on the financial statements based on their audit in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee the foregoing.

In carrying out its responsibilities, the Audit Committee has recommended to the Board that it, in turn, recommend to the Shareholders that PricewaterhouseCoopers LLP, Montreal, Canada be appointed as Auditors at the Meeting.

The Auditors discuss with the Audit Committee and provide written disclosures on (1) the independence of the Auditors from Alcan; (2) all critical accounting policies and practices used in the audit; (3) all alternative treatments of financial information within GAAP; (4) the quality and not just the acceptability of the Company's accounts; and (5) the matters required to be communicated under generally accepted auditing standards.

The Audit Committee has reviewed and approved the fees paid for audit services and fees paid to the Auditors for other services (see Auditors on page 14) and has considered whether the fees paid for such other services are compatible with maintaining the Auditors' independence.

The Audit Committee regularly meets separately with the Auditors and with Alcan's chief internal auditor, without management present, to review the results of their audits, their evaluation of internal controls, the quality of Alcan's accounting and financial reporting and other appropriate matters.

The Audit Committee has reviewed the Company's audited financial statements, has discussed them with management and has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee,

Guy Saint-Pierre, Chairman of the Committee
L. Yves Fortier
Brian M. Levitt
Gerhard Schulmeyer
Paul M. Tellier

Auditors

PricewaterhouseCoopers LLP and its predecessor (Price Waterhouse) have been Alcan's Auditors since 1936.

In addition to performing the audit of Alcan's consolidated financial statements, PricewaterhouseCoopers LLP provided other services to the Company and its Subsidiaries.

Fees by category for each of 2001 and 2002 are:
	2001 ($'000)	2002 ($'000)
Audit Fees	6,168	7,338
Audit-Related Fees	410	390
Tax Fees	1,528	1,979
All other Fees	928	817
Total	9,034	10,524

"Audit-related fees" include fees for financial due diligence and the audit of the Company's pension benefit plans. "Tax fees" include tax compliance services and tax advisory and planning services. "All other fees" include principally valuation services for tax purposes in Australia, consultation services in Canada related to various procurement initiatives and transfer pricing studies.

All services by the Auditor will be subject to pre-approval by the Audit Committee through established procedures. Management will make regular updates to the Committee of the services rendered by the Auditors.

The Audit Committee reviewed with the Auditors and Alcan's chief internal auditor the overall scope and specific plans for their audits of the Company and its Subsidiaries.

The Auditors, the Audit Committee and management maintain regular and open communication in relation to the audit of the Company's financial statements. There were no disagreements between the Auditors, the Audit Committee and Management and on matters affecting the audit of the Company's financial statements.

In addition, the Auditors reviewed and discussed Alcan's unaudited 2002 quarterly financial statements and earnings releases with management and members of the Audit Committee.

Performance Graph

The following graph compares the cumulative total Shareholder return on Can. $100 invested in Shares with the cumulative total return of the S&P/TSX Composite Index, assuming reinvestment of all dividends. Additional comparisons are provided with respect to two U.S. Dollar-based indices, the Standard & Poor's 500 Index and the Standard & Poor's Diversified Metals & Mining Index. The Company intends to replace the Standard & Poor's 500 Index with the Standard & Poor's Industrial Composite Index, because the former is a very broad index encompassing varying industries and markets, while the latter more closely resembles the Company's industry. In accordance with statutory requirements, both of these indices are included this year. The Board believes the comparisons with the additional indices are appropriate.

In May 2002, The Toronto Stock Exchange announced the discontinuance of the TSE 300 Stock Index and its replacement by the S&P/TSX Composite Index.

Report on Executive Compensation

General

During the 12 months following the Combination with Algroup, the Personnel Committee of the Board (the "Committee") conducted a comprehensive review of the way it determines the compensation of its executives around the world and the effectiveness of its policies to meet the needs of the combined company. The Committee was assisted by an independent consultant in a study of other global companies based in North America and Europe. As a result of this study and the comparative data collected by the consultant, a number of modifications were made to the compensation policies and programs in 2002.

The Committee concluded that for certain Executive Officers, the home country should be regarded as being of secondary importance in setting remuneration levels. Therefore, in order to ensure greater equity among these Executive Officers, compensation will be set against U.S. competitive compensation practices, irrespective of the countries in which the Executive Officers work.

Changes made during 2002

The Total Direct Compensation policy, which covers base salary, annual incentives (bonus) and long-term incentives, was aligned with prevalent U.S. competitive median compensation practices of a 14 - company peer group. These companies are comparable in size, are involved in cyclical industries, are capital intensive, and have a global presence.

More importantly, both the short-term and long-term incentive plans were modified to be more aligned with the Company's governing objective to maximize value over time. The details of the new incentive programs, which came into effect in 2002, are outlined hereunder.

Compensation of the executive officers

Total direct compensation levels are set to reflect both the responsibility of each position (internal equity) and competitive market levels (external competitiveness). The total compensation policy is set at the median of the compensation peer group.

Base Salary

The target salary is the mid-point of a salary range for an Executive Officer and reflects the competitive level of similar positions in the compensation peer group. Actual base salaries for Executive Officers reflect the individual's performance and contribution to the Company. Base salaries of Executive Officers are therefore reviewed annually and any proposed changes are approved by the Committee before implementation.

Short-Term (Annual) Incentive Plan

The Company's short-term incentive plan, known as the Executive Performance Award ("EPA") Plan, is administered by the Committee, and has two components, each based on a different aspect of performance: (1) the profitability of the Company as measured by Economic Value Added ("EVA" - a registered trademark of Stern Stewart & Co.) and (2) the performance of the Company relative to key strategic objectives. For each position a target award is set (expressed as "percent of target base salary") reflecting both the responsibilities of the position and the competitive compensation levels. These components are described below.

  75% of the incentive compensation opportunity of an executive is based on the overall profitability of the Company as measured against the quantifiable financial metric EVA. The incentive compensation for Executive Officers who are part of corporate head office is contingent upon performance versus the pre-established EVA target for the Company, while the incentive compensation for Executive Officers who are responsible for a business group is contingent on meeting the pre-established EVA objectives of their respective business group.

  25% of the incentive compensation opportunity of an executive is based on the achievement of key strategic objectives as measured against pre-established operating objectives critical to the success of the business. These strategic objectives include safety, environment, operating efficiencies, reduction of costs, etc. and are set by the Committee for the CEO and are applied in turn to Executive Officers.

The overall award paid is a function of the combined achieved results of EVA and strategic objectives, and the individual performance and contribution to the Company. The award paid may vary from zero when the results achieved are less than the minimum threshold set by the Committee, to 250% of the target award when the results achieved are at or exceed the maximum level which was set by the Committee. For 2002, the Committee approved EPA awards for Executive Officers that were generally above the target amounts.

Under the terms of the Executive Deferred Share Unit Plan, Executive Officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units ("EDSUs") with a value equal to either 50% or 100% of their EPA for that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount elected by the average share price on the Toronto and New York stock exchanges at the end of the preceding year. Additional EDSUs, which correspond to dividends declared on Shares are credited to each holder. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by the Company upon redemption will be calculated by multiplying the accumulated balance of EDSUs by the average share price on the said exchanges at the time of redemption.

Under the terms of the Non-Qualified Deferred Compensation Plan, Executive Officers based in the U.S. may elect, prior to the beginning of any particular year, to defer up to 75% of their base salary and up to 90% of their EPA for that year, instead of receiving a cash payment.

Long-Term Incentive Plan

The long-term incentive compensation value for the most senior executives is provided through (1) The Alcan Total Shareholder Return Performance Plan ("TSR Plan") and (2) The Alcan Executive Share Option Plan ("Option Plan"). Beginning in 2002 certain Executive Officers receive half of their target long-term incentive compensation value from each of these two plans. The details for the two plans are described below.

The Company's TSR Plan aligns the interests of executives with those of Shareholders by rewarding the former for maximizing value over time through relative Share price increases.

1.  The TSR Plan is a cash incentive plan that provides performance awards to eligible employees based on the Company's Share price and cumulative dividend yield performance relative to the performance of the companies included in the S&P Industrials Index over a three-year period (the "Performance Period"). The initial Performance Period commenced on 1 October 2002.

The award amount, if any, is based on the Company's relative Total Shareholder Return performance, as defined in the TSR Plan, and ranking against the other companies in the S&P Industrials Index at the end of the Performance Period. If the Company's Total Shareholder Return performance ranks below the 30th percentile, the employee will not receive any award for that Performance Period. At the 30th percentile rank, the employee will be paid an award equal to 60% of the target for that Performance Period. At the 50th percentile rank, the employee will earn a payout of 100% of the target, and at or above the 75th percentile rank, the employee will earn a payout of 300% (i.e. the maximum payout). The actual amount of award (if any) will be prorated between the percentile rankings. In 2002, a total target cash award of $12,156,200 was granted to 76 key employees around the world. The amount of the award is expensed throughout the three-year period through an accounting accrual.

2. The Option Plan also encourages key employees to align their interests with those of Shareholders by providing an incentive to further the Company's growth and development and to assist in retaining and attracting executives critical to the success of the Company.

The Option Plan provides for the granting of Options to key employees of the Company and its Subsidiaries to purchase Common Shares. The Committee, which administers the Option Plan, may determine at its sole discretion which employees of the Company and its Subsidiaries are eligible to be granted Options. The number of Options granted is related to the salary grade midpoint but not to the amount of outstanding Options or SARs (see page 21). The exercise price per Option is set at 100% of the market value of the Share at time of grant with each Option exercisable in whole or in part over a 10-year period. For more details on the different Options granted, see pages 21 and 22.

Certain Executive Officers participated in the Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") instead of the Option Plan due to certain local conditions of their country of residence (see description on page 24).

Compensation of the chief executive officer

The CEO's annual compensation is administered by the Board, based on recommendations from the Committee according to the policies described above. Mr. Engen became CEO on 12 March 2001. Mr. Engen entered into a five-year employment agreement, which can be renewed annually thereafter. The Board of Directors sets his compensation on a competitive level with other U.S. chief executive officers of global companies of similar size and also provides Mr. Engen with comparable levels of compensation to that received from his previous employer. Decisions pertaining to the CEO's compensation are based on the Board evaluation of the CEO's performance against pre-determined financial and strategic objectives. These objectives are set and approved annually at the beginning of the year.

Given the quality of the leadership provided as well as the progress made on the strategic direction of the Company, the Committee recommended to the Board to set the CEO's Total Direct Compensation (base salary, target annual incentives and target long-term incentives) level between the 50th and the 75th percentile of the U.S. market. The profitability objective as measured by EVA was surpassed in spite of challenging economic conditions. Furthermore, very good progress was made on the strategic objectives which were established for 2002. The overall performance was reflected in establishing the compensation of the CEO.

In 2002, Mr. Engen's base salary was increased to $1,300,000 per year from $1,200,000 effective October 2002. An annual EPA award based on an established target and on performance objectives will be paid. For 2002, the target was 100% of the base salary. The actual amount paid was $1,605,000 given that results exceeded the pre-established performance objectives.

Mr. Engen received 353,000 C Options (see page 22) as part of his annual compensation. These Options were granted on 1 March 2002 at an exercise price of Can. $64.25 per Share. These Options will remain outstanding and exercisable for the full 10-year period. He also received a TSR Plan target cash award of $2,500,000 payable at the end of the three-year Performance Period (30 September 2005) under the terms and conditions of the TSR Plan (see page 24).

Mr. Engen's employment agreement provides for a retirement adjustment program under which he will be entitled to the same level of retirement benefits he would have received had he remained employed with his previous employer. Under this program, the monthly pension is calculated by multiplying $6,432 by the number of years of service from 1 April 2001 for a maximum of five years.

The portion of Mr. Engen's compensation attributable to services rendered in Canada is adjusted so that his net income after taxes is the same as it would have been in the United States.

Mr. Engen is eligible for a termination payment in the event his employment is terminated by the Company without cause or by him for defined reasons. Mr. Engen would receive an amount equal to three times the sum of his highest annualized base salary and target bonus. Mr. Engen would also be entitled to the acceleration of vesting of all Options and would be entitled to continuation of employee benefits and additional service credits to bring him to five years.

On 1 August 2002, the Company renewed a change of control agreement with Mr. Engen, which expires on 30 April 2005. The terms of change of control agreements are effective upon the occurrence of two events: (1) a change of control of the Company, and (2) the termination of employment either by the Company without cause or by him for defined reasons. In such cases, Mr. Engen would be entitled to an amount equal to 36 times the sum of his (a) monthly base salary on the date of termination, (b) EPA guideline amount in effect at the date of termination, and (c) other applicable incentive plan guideline amounts at the date of termination.

Approval of this Report on Executive Compensation

The Committee, whose members are set forth below, has approved the issue of this Report and its inclusion in this Circular.

J.E. Newall, Chairman of the Committee
Roland Berger
Clarence J. Chandran
L. Yves Fortier
Guy Saint-Pierre

Executive Officers' Compensation

The following table sets out the compensation for the CEO and the four other most highly compensated Executive Officers (collectively, the "Named Executive Officers") for the year ended 31 December 2002 and each of the two preceding years.
Summary Compensation Table
Name and Principal Position	Year	Annual Compensation					Long-term Compensation (1)				All Other Compensation (3) ($)
							Awards
		Salary ($)	Bonus (Executive Performance Award) (2) ($)		Other Annual Compensation (3) ($)		Shares Under Options Granted (4) (#)		Restricted Share Units (5) (6) (#)

Travis Engen President and Chief Executive Officer	2002 2001 2000	1,225,000 968,182 __	1,605,000 1,200,000 __	(7)	17,592 46,990 __	(9)	353,000 579,000 __	(8) (8)(10)	0 0 __		52,217 29,565 __	(9)
Richard B. Evans Executive Vice President	2002 2001 2000	575,000 520,000 451,250	297,500 125,770 316,800	(11)	520,000 643,954 104,125	(12)	84,900 0 51,000	(8) (8)	8,337 75,000 2,899 0	(11) (13) (14)	13,160 31,208 34,427	(9)
Brian W. Sturgell Executive Vice President	2002 2001 2000	575,000 465,000 432,500	595,000 153,975 307,500		219,182 26,007 38,275		84,900 75,000 32,100	(8) (8) (8)	0 2,899	(14)	56,055 29,677 26,952	(9)
Geoffery E. Merszei Executive Vice President and Chief Financial Officer	2002 2001 2000	485,000 158,333 __	490,000 150,000 __		238,891 57,213 __		62,700 180,000 __	(8)	0 0 __		19,502 263,518 __	(16)
Cynthia Carroll President, Primary Metal	2002 2001 2000	425,000 350,000 267,079	751,433 152,270 177,761		48,667 46,915 92,083		48,700 20,100 16,500	(8)	0 0 0		11,442 8,379 15,513
  There are no long-term compensation payouts.
  See page 16 for description of the Executive Performance Award Plan.
  See Other Compensation on page 21.
  See page 21 for description of the Alcan Executive Share Option Plan.
  See page 17 for description of the Executive Deferred Share Unit Plan.
  See page 24 for description of the Stock Price Appreciation Unit Plan.
  See Compensation of Chief Executive Officer on page 18.
  Granted as C Options (see page 22 for description).

  Company matching payments in excess of U.S. savings plan earnings limit: T. Engen $35,918, R. B. Evans $8,536 and B. W. Sturgell $44,841.

  Tax equalization, a tax adjustment so that net income after taxes is not less than it would have been in the U.S., is restated for 2001 (see page 18). Upon review, the 2001 payment had been overestimated by $18,423 and Mr. Engen subsequently refunded this amount to Alcan, such that his tax equalization payment for 2001 was restated from $59,621 to $41,198. His total other annual compensation, which includes other items, was restated from $65,414 to $46,990.

  At the time of exercise of these Options, an adjustment of Can. $3.52 per Share will be paid in the form of Deferred Share Units.

  Received 50% of the EPA in cash ($297,500) and 50% in the form of 8,337 Deferred Share Units, based on the Share price ($35.68) at the end of 2001.

  Tax equalization, a tax adjustment so that net income after taxes is not less than it would have been in the U.S., is restated for 2001. Upon review, the 2001 payment had been underestimated by $276,593 relative to U.S./Swiss tax equalization payments after consolidation of 2001 tax returns. Alcan subsequently paid Mr. Evans this amount, such that his tax equalization payment for 2001 was restated from $3,466 to $280,059 and his total other annual compensation, which includes other items, was restated from $367,361 to $643,954.

  Granted as SPAUs.
  Granted as Deferred Share Units, based on the share price ($34.50) at the end of 2000.
  Includes $232,858 of bonus compensation he would have received had he remained with his previous employer.

Executive Performance Award

The Executive Performance Award Plan and the related Executive Deferred Share Unit Plan are described on pages 16 and 17.

Other Compensation

Compensation benefits made available to senior employees under various plans included those under (a) the Executive Performance Award Plan mentioned above, (b) the Alcan Executive Share Option Plan described below, (c) the Stock Price Appreciation Unit Plan described below, (d) the TSR Plan described below, (e) retirement benefit plans, (f) life insurance plans, (g) savings plans, (h) plans for the use of automobiles, (i) plans for professional financial advice and for club membership fees, and (j) in applicable cases, expatriate benefits, tax equalization payments, housing assistance and directors' fees from subsidiaries and related companies.

In the Summary Compensation Table on page 20, the amounts indicated for the year 2002 under the column titled Other Annual Compensation include benefits paid to the Named Executive Officers under these plans: automobile usage (T. Engen, $15,890; C. Carroll, $13,702), housing assistance (B.W. Sturgell, $59,769), tax equalization payments (R.B. Evans, $195,829; G. Merszei,$118,701; C. Carroll, $27,636), and relocation costs (R.B. Evans, $157,613; B.W. Sturgell, $133,604; G. Merszei, $82,021).

Alcan Executive Share Option Plan

The Option Plan provides for the granting to senior employees of non-transferable options ("Options") to purchase Shares (see also Report on Executive Compensation - Compensation of the Executive Officers on page 16). The Option Plan is administered by a sub-committee of the Personnel Committee.

A Options

Prior to 22 April 1993, the Option Plan provided for the granting of Options hereinafter referred to as "A Options". No further A Options have been, or may be, issued after that date. The exercise price per Share under A Options was initially set in 1981 at not less than 90% of themarket value of the Share on the effective date of each grant of an A Option, but all A Options granted after 1985 were set at 100% of the market value of the Share on their effective dates. The effective date was fixed at the time of each grant. Each A Option is exercisable in whole or in part during a period commencing not less than three months after the effective date and ending not later than 10 years after that date. In the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. Each A Option has connected therewith stock appreciation rights ("SARs") in respect of one-half of the Shares covered by the A Option. Each SAR entitles the optionee to surrender unexercised the right to subscribe for one Share in return for a cash payment in an amount equal to the excess of the market value of such Share at the time of surrender over the subscription price.

As at September 2002 all A Options had been exercised or had expired.

B Options

Beginning on 22 April 1993, the Option Plan provides for Options hereinafter referred to as "B Options".

The exerciseprice per Share under B Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each B Option. The effective date is fixed at the time of the grant. Each B Option is exercisable (not less than three months after the effective date) in respect of 25%, 50%, 75% or 100% of the grant after a Waiting Period (as defined in the Option Plan) of 12, 24, 36 and 48 months, respectively, following the effective date. The Options expire 10 years after the effective date; in the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. The B Options do not have connected SARs.

C Options

Beginning on 23 September 1998, the Option Plan provides for Options hereinafter referred to as "C Options".

The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option. The effective date is fixed at the time of the grant. Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date, which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived. The C Options do not have connected SARs.

D Options

In respect of B and C Options granted to certain senior executives in 1996, 1997 and 1998, Alcan has granted further Options, hereinafter referred to as "D Options", which grant shall become effective upon the exercise of associated B or C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the B or C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years. The exercise price per Share of each D Option is set at not less than 100% of the market value of the Share on the exercise date of the associated B or C Options. D Options are exercisable in the same manner as the associated B or C Option. The option period for the D Option will terminate on the same date as the associated B or C Options. In the event of death or retirement, any remainder of this Option period in excess of five years is reduced to five years. The vesting provisions of the D Options are identical to those of the associated B or C Option. The D Options do not have connected SARs.

E Options

Options granted under the share option plan of Algroup, a Subsidiary of Alcan as a result of the Combination, were converted into Options for Shares of Alcan. These Options are hereinafter referred to as "E Options". The exercise price per Share was originally set at 110% of market price and the right to purchase one share of Algroup was converted into the right to purchase 21.66 Shares of Alcan. Each E Option is exercisable in whole or in part during a period commencing not less than three years after the date of grant and ending not later than five years after that date. In the event of death or disability, the three year waiting period is waived. As this was a transitional measure related to the Combination, no further E Options will be issued.

Limits on Grants of B, C and D Options

As stated above, no further A or E Options may be issued.

Alcan may issue in any year B, C or D Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year. In addition, the unused portion of any previous Yearly Allotment may be carried forward. The cumulative maximum number of Shares which can be issued under the Option Plan after 31 December 1995 is 20,500,000.

Options Exercisable

The Personnel Committee had determined that upon the completion of the Combination, all Options granted prior thereto became immediately exercisable in accordance with the terms of the Option Plan.

The following table provides information pertaining to Options granted to the Named Executive Officers during 2002:

Option Grants during 2002
Name	Shares Under Options Granted (#) (1)	Percent of Total Options Granted To Employees in 2002	Exercise Price and Market Value on Date of Grant (Can. $/Share)	Expiration Date
T. Engen	353,000	18.2	64.25	28 Feb. 2012
R. B. Evans	84,900	4.4	38.82	24 Sept. 2012
B. W. Sturgell	84,900	4.4	38.82	24 Sept. 2012
G. E. Merszei	62,700	3.2	38.82	24 Sept. 2012
C. Carroll	48,700	2.5	38.82	24 Sept. 2012

(1) C Option grant.

The following table summarizes, for each of the Named Executive Officers, (a) the number of Shares acquired by Options exercised during 2002, (b) the aggregate value realized upon exercise, which is the difference between the market value of the underlying Shares on the exercise date and the exercise price of the Option, (c) the total number of unexercised Options held at 31 December 2002 and (d) the aggregate value of unexercised in-the-money Options at 31 December 2002, which is the difference between the exercise price of the Options and the market value of the Shares on 31 December 2002, which was Can. $46.54 per Share. The aggregate values indicated with respect to unexercised in-the-money Options at financial year-end have not been, and may never be, realized. These Options have not been, and may never be exercised, and actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise. There can be no assurance that these values will be realized.

Aggregated Option Exercises during 2002 and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized (Can. $)	Shares Underlying Unexercised Options at 31 Dec. 2002 (1) (#)		Value of Unexercised In-the-Money Options at 31 Dec. 2002 (1) (Can. $)
T. Engen	0	0	E: U:	193,000 739,000	E: U:	0 0
R. B. Evans	0	0	E: U:	110,000 101,900	E: U:	239,650 658,148
B. W. Sturgell	0	0	E: U:	111,850 145,600	E: U:	164,029 657,140
G. E. Merszei	0	0	E: U:	60,000 182,700	E: U:	0 484,044
C. Carroll	0	0	E: U:	55,666 67,600	E: U:	137,169 376,844

(1)   E: Exercisable      U: Unexercisable

Alcan Stock Price Appreciation Unit Plan

The Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") also provides for the granting to senior employees of non-transferable Stock Price Appreciation Units ("SPAU"). The purpose of the SPAU Plan is to attract and retain employees and to encourage an increased proprietary interest in the Company. The SPAU Plan is administered by the Personnel Committee and was approved on 26 September 2001.

A SPAU is a right to receive cash in an amount equal to the excess of the market value of a Share on the date of exercise of a SPAU over the market value of a Share as of the date of grant of such SPAU. The exercise price per SPAU is set at not less than 100% of the market value of the Share on the effective date of the grant of each SPAU. The effective date is fixed at the time of the grant. Each SPAU is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived.

Grants are made under the SPAU Plan instead of under the Option Plan due to certain local conditions of countries of the employees' residence.

Total Shareholder Return Performance Plan

The TSR Plan, described on page 17, is a cash incentive plan that provides performance awards to eligible employees based on the Company's Share price and cumulative dividend yield performance relative to the performance of the companies included in the Standard & Poor's Industrials Index over a three-year period.

The following table summarizes target cash performance award incentives under the TSR Plan for each of the Named Executive Officers.

TSR Plan Awards during 2002

Name	Securities, Units or other Rights (#) (1)	Performance Period	Estimated Future Payouts
			Threshold ($)	Target ($)	Maximum ($)
T. Engen	0	1 Oct. 2002 __ 30 Sept. 2005	0	2,500,000	7,500,000
R. B. Evans	0	1 Oct. 2002 __ 30 Sept. 2005	0	975,000	2,925,000
B. W. Sturgell	0	1 Oct. 2002 __ 30 Sept. 2005	0	975,000	2,925,000
G. E. Merszei	0	1 Oct. 2002 __ 30 Sept. 2005	0	719,900	2,159,700
C. Carroll	0	1 Oct. 2002 __ 30 Sept. 2005	0	559,600	1,678,800

(1) The TSR Plan provides for a grant of a target cash award - no securities, units or other rights were awarded.

Retirement Benefits

U.S. Plan

During 2002, C. Carroll, R.B. Evans and B.W. Sturgell participated in an Alcan-sponsored pension plan in the U.S. which, together with supplemental arrangements for payment directly by Alcan of pensions in excess of statutory limits, is herein referred to as the "U.S. Plan".

The U.S. Plan provides for pensions calculated on service of up to 35 years and eligible earnings which consist of the average annual salary and EPA up to its guideline amount during the 36 consecutive months when they were the greatest. Eligible earnings are subject to a maximum, which is set with reference to the position of each Named Executive Officer at 31December 2001.

The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings and service classifications.

Pension Plan Table

Eligible Earnings	Years of Service
	10	15	20	25	30	35
$500,000	17%	25%	34%	42%	50%	59%
$600,000 __ $900,000	17%	25%	34%	42%	51%	59%

The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

The 2002 eligible earnings and estimated service upon normal retirement age of 65 were as follows: C. Carroll, $577,000 and 33 years; R.B. Evans, $701,000 and 16 years; B.W. Sturgell, $729,000 and 26 years.

Pension Plan for Officers

The three aforementioned Named Executive Officers also participated in the Alcan Pension Plan for Officers. Participants are designated by the Personnel Committee. This plan provides for pensions calculated on service up to 20 years as an Officer and eligible earnings which consist of the excess of the average annual salary and EPA at its guideline level during the 60 consecutive months when they were the greatest over eligible earnings in the U.S. Plan. The following table shows the percentage of eligible earnings, payable upon normal retirement age after 60 according to years of service as Officer.

Years as Officer

5	10	15	20
20%	30%	40%	50%

The normal form of payment of pensions is a lifetime annuity. Pensions are not subject to any deduction for social security or other offset amounts.

The 2002 salary and EPA at its guideline amount and estimated service as an Officer upon retirement age of 65 were as follows: C. Carroll, $756,000 and 24 years; R.B. Evans, $1,016,000 and 16 years, B.W. Sturgell, $1,016,000 and 18 years.

Individual Pension Undertakings

During 2002, G. E. Merszei participated in the Alcan Pension Plan (Canada) which provides for annual pensions up to a statutory limit of $1,100 per year of service. In addition, he will receive from the Company a supplemental pension equal to the excess of a base amount, varying from $240,000 per year at a retirement age of 55 to $430,000 at a retirement age of 65, over the sum of his pension from the Alcan Pension Plan (Canada) and the pension equivalent of the lump sum settlement of his pension rights from his previous employer.

Mr. Engen does not participate in any of the pension plans sponsored by the Company. (See Compensation of the Chief Executive Officer on page 18)

Retiring allowances

Upon his retirement, R. B. Evans will be paid a retiring allowance equal to $38,700 increased by 7% per annum from 31 December 1999.

Employment Agreements

On 31 December 2001, Alcan has entered into employment agreements with certain Named Executive Officers including C. Carroll, R. B. Evans and B.W. Sturgell, setting out the terms and conditions of their employment. Each of these Named Executive Officers is entitled to base salary, annual bonus, Option grants, awards under the TSR Plan, pension plan participation and customary perquisites, as described herein. The portions of the Named Executive Officers' compensation attributable to services rendered in Canada is adjusted so that their income after taxes is the same as it would have been in the United States. They are also eligible for a termination payment equal to 24 months of their base salary and EPA at the guideline amount if they are terminated without cause.

Mr. Merszei entered into an employment agreement with Alcan on 13 June 2001. The terms of his employment agreement are similar to those of the other above Named Executive Officers. Upon joining Alcan, Mr. Merszei received Options for 80,000 Shares to compensate him for leaving his previous employer and Options for 50,000 Shares as an employment incentive. These Options will vest at the rate of 33.33% per year over a three-year period. In addition, Mr. Merszei will be entitled to receive 15,000 Shares on the third anniversary date of employment with Alcan.

During 2002, the Company renewed change of control agreements with certain Executive Officers, including all Named Executive Officers except Mr. Engen. These agreements expire on 30 April 2005. The terms of change of control agreements are effective upon the occurrence of two events: (1) a change of control of the Company, and (2) the termination of the Executive Officer's employment with the Company either by the Company without cause or by the Executive Officer himself for defined reasons. In such cases, the Executive Officer will be entitled to an amount equal to either 24 or 36 months of their base salary and EPA at the guideline amount and other applicable incentive plan guideline amounts.

For information relating to Mr. Engen, see Compensation of the Chief Executive Officer on page 18.

Directors' Remuneration

Each Non-Executive Director is entitled to receive compensation equal to $100,000 per annum, payable quarterly, regardless of membership on Committees of the Board. The Chairman is entitled to receive additional compensation equal to $150,000 per annum, payable quarterly over and above the $100,000 referred to herein. 50% of the compensation is payable in the form of Director's Deferred Share Units ("DDSUs") (see below) and 50% in the form of either cash or additional DDSUs at the election of each Non-Executive Director.

Non-Executive Directors are reimbursed for transportation and other expenses incurred in attending Board and Committee meetings.

Non-Executive Directors who are not Canadian residents are entitled to paid tax advice.

During 2002, Gerhard Schulmeyer was reimbursed $3,000 for this purpose.

Director's Deferred Share Unit Plan

The number of DDSUs to be credited each quarter is determined by dividing the quarterly amount payable by the average price of a Share on the Toronto and New York stock exchanges on the last five trading days of the quarter. Additional DDSUs are credited to each Non-Executive Director corresponding to dividends declared on Shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by Alcan upon redemption will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the said exchanges at the time of redemption.

Share Investment Plan for Directors

Non-Executive Directors may invest all or part of the cash portion of their fees (if applicable) in Shares through the Share Investment Plan for Directors. This plan is similar to the Share Investment Plan available to all Alcan Shareholders. It allows for purchases of Shares up to a maximum of $15,000 per quarter year and for dividends to be invested in additional Shares.

The Shares are purchased and held by a custodian.

Board Fees

An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board.

Indebtedness of Directors and Officers

Non-Executive Directors

Non-Executive Directors and former Non-Executive Directors are not indebted to Alcan.

Loans to Executive Officers

The required details with regard to loans given to Executive Officers in connection with the exercise of A Options ("Option Loans") is shown in the following table. The aggregate indebtedness of 43 Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of Option Loans at 14 February 2003 was $1,119,800. The largest Option Loan outstanding on that date was $86,921.

No further Option Loans will be given to Executive Officers under the Option Plan.

Table of Indebtedness of Executive Officers under Option Plan
Name and Principal Position	Involvement of Alcan	Largest Amount Outstanding During 2002 ($)	Amount Outstanding as at 14 February 2003 ($)	Financially Assisted Share Purchases During 2002 (1) (#)	Security for Indebtedness
R. L. Ball Former Executive Vice President	Lender	56,449	49,202	0	(2)
E. P. Leblanc Former Executive Vice President	Lender	40,834	38,217	0	(2)
G. Ouellet Senior Vice President	Lender	43,336	40,628	0	(2)
G. R. Lucas Vice President and Treasurer	Lender	33,076	29,456	0	(2)

(1) In respect of A Options only.

(2) Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

As of 14 February 2003, there was no outstanding indebtedness (other than "routine indebtedness" as defined under applicable Canadian securities laws) of officers, directors and employees and former officers, directors and employees of the Company and its Subsidiaries other than under the Option Plan.

Directors' and Officers' Liability Insurance

Alcan carries insurance covering liability, including defence costs, of directors and officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the directors or officers. The policy also reimburses Alcan for certain indemnity payments made by Alcan to such director or officer, subject to a $10 million deductible in respect of each insured loss.

The premium paid by Alcan for coverage in 2002 was $438,000 and the limit of insurance is $125 million per occurrence and in the aggregate per year.

Approval of the Board of Directors

The Board of Directors has approved the contents of this Circular and its issue to Shareholders.

Roy Millington
Corporate Secretary

A